Exhibit 99.3

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	December 31, 2009	September 30, 2009
ASSETS
Current Assets
Cash and cash equivalents	$65,387	$64,170
Accounts receivable, less allowance for doubtful accounts of $196 and $47	10,747	10,136
Inventories	14,054	15,642
Prepaid expenses and other current assets	3,965	3,607
Deferred income taxes	2,563	2,464
Assets held for sale	—	174

Total Current Assets	96,716	96,193
Property, plant and equipment, net	10,992	11,677
Deferred income taxes	1,145	1,100
Goodwill	1,764	1,764
Other assets	67	67
Assets held for sale	—	796

Total Assets	$110,684	$111,597

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,350	$3,823
Accrued salaries and benefits	1,353	1,874
Other accrued expenses	1,439	1,546
Deferred revenue	1,048	923
Liabilities related to assets held for sale	—	352

Total Current Liabilities	6,190	8,518
Accrued pension liability	412	434
Other liabilities	743	755

Total Liabilities	7,345	9,707

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 25,835,426 and 25,464,726 shares issued	2,583	2,546
Treasury stock, 2,530,154 and 2,464,371 shares, at par	(253)	(247)
Additional paid-in capital	84,782	83,686
Retained earnings	16,580	16,270
Accumulated other comprehensive loss	(353)	(365)

Total Shareholders’ Equity	103,339	101,890

Total Liabilities and Shareholders’ Equity	$110,684	$111,597

The accompanying notes are an integral part of these condensed consolidated financial statements.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended
	December 31, 2009	January 3, 2009
Net sales	$15,568	$13,295
Cost of sales	9,817	7,992

Gross profit	5,751	5,303

Operating expenses:
Selling, general and administrative	4,072	3,791
Research and development	1,228	1,116
Impairment loss	345	—

Total operating expenses	5,645	4,907

Operating income	106	396
Interest income	77	247

Income from continuing operations before income taxes	183	643
Provision for income taxes	(56)	(150)

Income from continuing operations	127	493
Discontinued operations (Note 10):
Income from discontinued operations, net of tax	—	332
Gain on sale of discontinued operations, net of tax	183	—

Income from discontinued operations	183	332

Net income	$310	$825

Income from continuing operations per common share:
Basic	$0.01	$0.02

Diluted	$0.01	$0.02

Income from discontinued operations per common share:
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

Net income per common share:
Basic	$0.01	$0.04

Diluted	$0.01	$0.04

Weighted average number of common shares and equivalents:
Basic	23,116,201	22,754,984
Diluted	23,353,343	23,015,291

The accompanying notes are an integral part of these condensed consolidated financial statements.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended
	December 31, 2009	January 3, 2009
OPERATING ACTIVITIES:
Income from continuing operations	$127	$493
Adjustments to reconcile income from continuing operations to net cash (used in) provided by operating activities:
Depreciation	794	643
Impairment loss	345	—
Deferred income tax	(72)	(154)
Loss on disposition of property, plant, and equipment	4	—
Stock-based compensation expense related to employee stock awards	139	170
Tax benefit related to stock awards	157	243
Excess tax benefits from stock-based compensation	(24)	(188)
Pension costs	(10)	28
Net changes in balance sheet accounts:
Accounts receivable	(611)	2,145
Inventories	1,588	(88)
Prepaid expenses and other current assets	(358)	(617)
Accounts payable	(1,574)	843
Accrued expenses and deferred revenue	(549)	(494)
Other long-term liabilities	(12)	1

Net cash (used in) provided by operating activities	(56)	3,025

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(357)	(680)

Net cash used in investing activities	(357)	(680)

FINANCING ACTIVITIES:
Common stock issued for exercise of options and restricted stock	831	280
Excess tax benefits from stock-based compensation	24	188

Net cash provided by financing activities	855	468

Net change in cash and cash equivalents from continuing operations	442	2,813

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	217	3,146
Net cash provided by (used in) investing activities	558	(36)

Net change in cash and cash equivalents from discontinued operations	775	3,110

Net change in cash and cash equivalents	1,217	5,923
Cash and cash equivalents at beginning of period	64,170	52,604

Cash and cash equivalents at end of period	$65,387	$58,527

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
Transfer of accrued liabilities from liabilities related to assets held for sale to continuing operations	$46	$—
Transfer of deferred tax asset from assets held for sale to continuing operations	$72	$—
Acquisition of property, plant and equipment in accounts payable	$101	$86

The accompanying notes are an integral part of these condensed consolidated financial statements.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. INTERIM FINANCIAL INFORMATION

Unless the context otherwise requires, the term “Company,” “we,” “us,” or “our” refers to White Electronic Designs Corporation. The condensed consolidated balance sheet as of December 31, 2009, the condensed consolidated statements of operations for the three months ended December 31, 2009 and January 3, 2009, and the condensed consolidated statements of cash flows for the three months ended December 31, 2009 and January 3, 2009 have been prepared by the Company and are unaudited. The condensed consolidated balance sheet as of September 30, 2009 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted. It is the opinion of management that all adjustments (which include normal recurring adjustments) necessary for a fair statement of financial results are reflected in the interim periods presented. Accordingly, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009. The results of operations for the three months ended December 31, 2009 are not necessarily indicative of the operating results for the full year.

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as net sales and expenses reported for the periods presented. The most significant estimates relate to revenue recognition, inventory obsolescence, bad debts, long-lived assets, stock-based compensation, warranty, income taxes and the gain or loss on the sale of discontinued operations. The Company regularly assesses these estimates and, while actual results may differ, management believes that the estimates are reasonable.

During fiscal 2008, the Company made a strategic decision to exit all commercial electronics markets and focus its operation in the defense electronics market where the Company has superior technical knowledge, specialized manufacturing capabilities and an ongoing commitment to research and development. As a result of this decision, during fiscal 2009, the Company disposed of its operations in the Interface Electronics Division (“IED”), commercial microelectronic product lines and Display System Division (“DSD”). All three operations are being reported as discontinued operations and the assets and liabilities of the discontinued operations are classified as assets and liabilities held for sale.

2. EARNINGS PER SHARE

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by giving effect to all potential dilutive common shares that were outstanding during the period unless they are antidilutive. Potential dilutive common shares consist of the incremental common shares that would be issued upon exercise of stock awards.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

	Three Months Ended
	December 31, 2009	January 3, 2009
Income from continuing operations	$127,000	$493,000
Income from discontinued operations	183,000	332,000

Net income	$310,000	$825,000

Weighted average common shares outstanding — basic shares	23,116,201	22,754,984
Dilutive effect of stock options and restricted stock (1)	237,142	260,307

Weighted average common and common share equivalents outstanding — diluted shares	23,353,343	23,015,291

Basic EPS
Income per share from continuing operations	$0.01	$0.02

Income per share from discontinued operations	$0.01	$0.01

Net income per share	$0.01	$0.04

Diluted EPS
Income per share from continuing operations	$0.01	$0.02

Income per share from discontinued operations	$0.01	$0.01

Net income per share	$0.01	$0.04

(1)	Shares excluded from the calculation of Diluted EPS were 799,632 and 1,450,830 for the three months ended December 31, 2009 and January 3, 2009, respectively, as the exercise prices were greater than the average share prices for the periods.

3. INVENTORIES

Inventories consisted of the following (in thousands):

	December 31, 2009	September 30, 2009
Raw materials	$8,516	$9,719
Work-in-process	4,335	4,444
Finished goods	1,203	1,479

Total inventories	$14,054	$15,642

Raw materials included approximately $0.4 million at December 31, 2009 and September 30, 2009 for which the Company has received advance payment from customers. These advance payments are recorded as deferred revenue until the finished goods are delivered.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4. PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment consisted of the following (in thousands):

	December 31, 2009	September 30, 2009
Land	$179	$247
Buildings and improvements	762	1,006
Machinery and equipment	15,376	14,636
Furniture and fixtures	4,837	4,794
Leasehold improvements	7,362	7,337
Construction in progress	724	1,168

Total, at cost	29,240	29,188
Less accumulated depreciation	(18,248)	(17,511)

Property, plant, and equipment, net	$10,992	$11,677

Construction in progress typically represents either assets received and not yet in service or leasehold improvements not yet completed. Depreciation expense was $0.8 million and $0.6 million for the three months ended December 31, 2009 and January 3, 2009, respectively.

During the three months ended December 31, 2009, the Company experienced a loss from operations on its electromechanical assembly product line, which represents its Ft. Wayne, Indiana operations. Based on current and projected market factors, an impairment analysis was performed. The estimated undiscounted future cash flows generated by this asset group were less than its carrying value. The carrying values of the property, plant and equipment were reduced to estimated fair value. As a result, during the three months ended December 31, 2009, the Company recorded a pre-tax impairment charge of $0.3 million. The Company estimated the fair value based upon our assumptions that market participants would use in pricing the assets.

5. OTHER ACCRUED EXPENSES

Other accrued expenses consisted of the following major categories (in thousands):

	December 31, 2009	September 30, 2009
Sales commissions	463	431
Warranty reserve	297	296
Professional fees	463	617
Other accruals	216	202

Total other accrued expenses	$1,439	$1,546

The Company estimates potential warranty obligations for its products based on annual product sales and historical customer product claims data. Based on this data, the Company records estimated warranty reserves and expense needed to account for the estimated cost of product returns.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes activity in the warranty reserve (in thousands):

	Three Months Ended
	December 31, 2009	January 3, 2009
Warranty reserve, beginning of period	$296	$42
Net provision for warranty claims	(29)	10
Reclassification from discontinued to continuing operations (Note 10)	31	—
Warranty claims charged against the reserve	(1)	(6)

Warranty reserve, end of period	$297	$46

In connection with the sale of DSD, $0.3 million of warranty reserve was retained by the Company and reclassified to continuing operations as of April 3, 2009. During the three months ended December 31, 2009, the Company reduced the DSD warranty provision by $53,000 due to the expiration of the warranty period.

6. CREDIT FACILITY

On March 31, 2009, the Company entered into a Third Modification Agreement to its revolving line of credit agreement with JPMorgan Chase Bank, N.A. (“Revolving Line of Credit”). The amendment reduced the amount available under this line of credit from $30.0 million to $10.0 million and made certain other adjustments to (i) the interest rates charged in connection with borrowings under the line of credit, (ii) the commitment fee charged on the unused portion of the line and (iii) certain financial covenants and restricted payments. The borrowings, if any, under the Revolving Line of Credit bear interest at the lower of the London Interbank Offered Rate (“LIBOR”) plus 2.5%, or the JPMorgan Chase Bank, N.A. “prime rate.” A commitment fee of 0.5% is charged on the unused portion of the line. The Revolving Line of Credit expires on March 31, 2011. The Company is in compliance with all debt covenant requirements related to this Revolving Line of Credit. As of December 31, 2009, there were no borrowings against the Revolving Line of Credit. The Company has not borrowed against any credit facility since April 2003.

7. STOCK-BASED COMPENSATION

At December 31, 2009, the Company had share-based employee compensation plans which are described in Notes 2 and 9 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2009. Option awards are granted with an exercise price equal to the market price of our stock at the date of grant. We recognize stock compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. For the three months ended December 31, 2009 and January 3, 2009, the Company recorded compensation expense of $139,000 and $170,000, respectively. The compensation cost for share-based payment awards is included in selling, general and administrative expenses on the consolidated statements of operations. There were no stock option grants during the three months ended December 31, 2009 and January 3, 2009. The Company granted 15,000 restricted stock units on November 6, 2009 to its new director Kenneth J. Krieg which will vest over three years.

8. INCOME TAXES

The Company’s effective tax rate differs from the federal statutory tax rate of 34% due to the incremental impact of state income taxes offset by a reduction for the manufacturer’s deduction and research and development tax credit currently available for federal and state income tax purposes. The Company’s effective tax rate was 31% and 23% for the three months ended December 31, 2009 and January 3, 2009, respectively. The increase in the effective rate is primarily due to the benefit recorded in the three months ended January 3, 2009 for the reinstatement of the research and development credit. The research and development credit expired on December 31, 2007 and was retroactively reinstated on October 3, 2008. The credit again expired December 31, 2009. Accordingly, we recorded a benefit of $72,000 in the three months ended January 3, 2009 for this reinstatement back to January 1, 2008. Additionally, our fiscal 2010 provision only includes one quarter of our expected annual credit.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company uses a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based on technical merits, it is “more likely than not” that the tax position will be sustained upon examination.

As of December 31, 2009, the Company had unrecognized tax benefits of $339,000, $246,000 of which would favorably impact the Company’s effective tax rate if subsequently recognized. As of September 30, 2009, the Company had unrecognized tax benefits of $331,000, $240,000 of which would favorably impact the Company’s effective tax rate if subsequently recognized. The Company does not anticipate a significant change in the total amount of unrecognized tax benefits during the next twelve months.

The Company’s policy is to recognize potential accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2009, the Company had accrued $16,000 of interest related to uncertain tax positions. As of September 30, 2009, the Company had accrued $15,000 of interest related to uncertain tax positions.

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S. federal, Arizona, Indiana, Ohio and Oregon. The statute of limitations for a particular tax year for examination by the Internal Revenue Service is three years, and three to four years for the states of Arizona, Indiana, Ohio and Oregon. Accordingly, there are multiple years open to examination.

9. PENSION PLAN

The Company has a non-contributory pension plan for eligible union employees at its Fort Wayne, Indiana facility. The following table summarizes the components of net periodic benefit cost recognized (in thousands):

	Three Months Ended
	December 31, 2009	January 3, 2009
Service cost	$20	$10
Interest cost	54	39
Expected return on plan assets	(63)	(30)
Amortization of unrecognized prior service cost	14	9

Total net periodic benefit cost	$25	$28

The Company contributed $49,000 to the pension plan during the three months ended December 31, 2009. There were no contributions to the pension plan during the three months ended January 3, 2009.

10. DISCONTINUED OPERATIONS

On March 28, 2008, the Board of Directors authorized the disposal of the IED and the commercial microelectronic product lines. On September 26, 2008, the Board of Directors authorized the disposal of DSD. These decisions resulted from an effort to streamline the Company’s businesses to focus on product lines where the Company has superior technical knowledge, specialized manufacturing capabilities and an ongoing commitment to research and development. The Company believes this course of action has and will continue to increase shareholder value and allow it to focus on growing its business. As a result of its decision to dispose of these businesses, the Company has accounted for them as discontinued operations for all periods presented in the accompanying condensed consolidated financial statements and the assets and liabilities of the discontinued operations are classified as assets and liabilities held for sale. It ceased depreciation of the assets of discontinued operations upon committing to the disposal plans.

On April 3, 2009, the Company completed the sale of DSD to the U.S. subsidiary of VIA optronics GmbH, a German company (“VIA”). The Company sold the operating assets of DSD, primarily consisting of inventory, equipment and intellectual property, for approximately $2.3 million. As of the date of the sale, other non-operating

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

net assets of approximately $0.9 million, consisting primarily of accounts receivable and residual liabilities, were retained to be settled in the normal course of business. Other non-operating liabilities of $(0.2) million and $(0.3) million remained as of December 31, 2009 and September 30, 2009, respectively. These non-operating net assets (liabilities) are included as part of continuing operations. For the three months ended December 31, 2009 and January 3, 2009, respectively, the Company recorded $0 and ($0.2) million of loss from discontinued operations, net of tax, for DSD.

The disposal of IED was consummated through three disposal groups. The Company sold a group of assets, primarily equipment and a patent, in the third quarter of fiscal 2009. The second group of IED assets, which consisted of the remaining equipment, was disposed of in the fourth quarter of fiscal 2009. The land and the building, which comprised the third disposal group of IED assets, were sold during December 2009 for $0.6 million. All production and shipments by IED were completed in the third quarter of fiscal 2009. As of December 31, 2009, other non-operating net assets (liabilities) of approximately $(46,000), consisting of fully reserved accounts receivable and accrued liabilities, were retained to be settled in the normal course of business. These non-operating net assets (liabilities) are included as part of continuing operations. For the three months ended December 31, 2009 and January 3, 2009, respectively, the Company recorded $0 and $0.3 million of income from discontinued operations, net of tax, for IED. For the three months ended December 31, 2009 and January 3, 2009, respectively, the Company recorded $0.2 million and $0 of gain on sale of discontinued operations, net of tax, for IED.

The discontinued operations generated $0 in revenues in the three months ended December 31, 2009 compared to $6.5 million in the three months ended January 3, 2009. Gross profit from discontinued operations for the three months ended December 31, 2009 was $0 compared to $1.8 million, or 29% gross margin, in the three months ended January 3, 2009. Income from discontinued operations, net of tax, was $0 in the three months ended December 31, 2009 compared to $0.3 million in the three months ended January 3, 2009. Gain on sale of discontinued operations, net of tax, increased to $0.2 million for the three months ended December 31, 2009 from $0 for the three months ended January 3, 2009.

Income from discontinued operations consists of direct revenues and direct expenses of the commercial microelectronic product line, the IED and the DSD business. General corporate overhead costs were not allocated to discontinued operations.

A summary of the operating results included in discontinued operations in the accompanying consolidated statements of operations is as follows:

	Three Months Ended
	December 31, 2009	January 3, 2009
Net sales	$—	$6,459
Cost of sales	—	4,614

Gross profit	—	1,845
Total operating expenses	—	1,425

Income from operations, before income taxes	—	420
Provision for income taxes	—	(88)

Income from discontinued operations, net of tax	—	332
Gain on sale of discontinued operations, net of tax	183	—

Net income	$183	$332

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the assets and liabilities related to the discontinued operations classified as assets held for sale and liabilities related to assets held for sale in the accompanying consolidated balance sheets is as follows:

	December 31, 2009	September 30, 2009
Assets held for sale (current):
Accounts receivable, net	$—	$174

Total	$—	$174

Assets held for sale (long-term):
Property, plant and equipment, net	$—	$486
Deferred income taxes	—	310

Total	$—	$796

Liabilities related to assets held for sale (current):
Accounts payable	$—	$26
Accrued expenses	—	317
Deferred income taxes	—	9

Total	$—	$352

11. CONCENTRATIONS

A significant portion of the Company’s net sales were shipped to foreign customers. Export sales as a percentage of total net sales for the three months ended December 31, 2009 and January 3, 2009 were 16% and 32%, respectively.

A summary of net sales by geographic region follows (in thousands):

	Three Months Ended
	December 31, 2009	January 3, 2009
United States	$13,037	$9,085
Europe and Middle East	1,361	1,624
Asia Pacific	1,041	2,438
Other	129	148

Net sales	$15,568	$13,295

A significant portion of our net sales are derived from a small number of customers. The Company’s five largest customers accounted for 69% of net sales during the three months ended December 31, 2009 and 40% of net sales during the three months ended January 3, 2009.

The Company maintains cash balances in excess of Federal Deposit Insurance Corporation (FDIC) insured limits. Approximately $65.1 million was not insured as of September 30, 2009.

12. RECENT ACCOUNTING PRONOUNCEMENTS

In December 2008, the Financial Accounting Standards Board (“FASB”) issued additional disclosure requirements for plan assets of defined benefit pension or other postretirement plans. Required disclosures provide information on how investment allocation decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets and significant concentrations of risk within plan assets. The disclosures about plan assets shall be provided for fiscal years ending after December 15, 2009. Upon initial

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

application, the provisions are not required for earlier periods that are presented for comparative purposes. Earlier application of the provisions is permitted. We will incorporate these additional disclosures in our consolidated financial statements for the year ended September 30, 2010. Their adoption does not change the accounting treatment for postretirement benefit plans.

In October 2009, the FASB issued authoritative guidance on revenue recognition. Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. This guidance will become effective for the Company’s fiscal year 2011 beginning October 1, 2010, with earlier adoption permitted. The Company has no application for this guidance at the present time.

13. COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is subject to claims and litigation incident to its business. There are currently no such pending proceedings to which the Company is a party that it believes will have a material adverse effect on its consolidated results of operations, liquidity, or financial condition.

14. SUBSEQUENT EVENTS

On January 13, 2010, the management of the Company committed the Company to an exit and disposal of the Ft. Wayne, Indiana operations, which is included in its defense electronics segment. The Company has a continuing effort to streamline the Company’s business to focus on product lines where the Company has superior technical knowledge, specialized manufacturing capabilities and an on-going commitment to research and development. Management has determined that the Company’s operations in Ft. Wayne, Indiana are not consistent with the Company’s long-term strategy. No other significant subsequent events requiring disclosure were noted through February 9, 2010, the filing date of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2009.